Exhibit 99.1

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EDITED TRANSCRIPT

DWSN—Q3 2012 Dawson Geophysical Earnings Conference Call

EVENT DATE/TIME: AUGUST 01, 2012 / 02:00PM GMT

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AUGUST 01, 2012 / 02:00PM GMT, DWSN - Q3 2012 Dawson Geophysical Earnings Conference Call

CORPORATE PARTICIPANTS

Steve Jumper Dawson Geophysical Company—President & CEO

Christina Hagan Dawson Geophysical Company—EVP & CFO

CONFERENCE CALL PARTICIPANTS

Marshall Adkins Raymond James—Analyst

Georg Venturatos Johnson Rice—Analyst

AJ Strasser Cooper Creek Partners—Analyst

Gary Lenhoff Great Lakes Advisors—Analyst

PRESENTATION

Operator

Good morning and welcome to the Dawson Geophysical third-quarter 2012 earnings conference call.

All participants will be in listen-only mode. (Operator Instructions) After today’s presentation there will be an opportunity to ask questions. (Operator Instructions) Please note this event is being recorded.

I would now like to turn the conference over to Steve Jumper. Please go ahead.

Steve Jumper—Dawson Geophysical Company—President & CEO

Thank you, Sue. Good morning and welcome to Dawson Geophysical Company’s third-quarter — third fiscal quarter 2012 earnings and operations call. As Sue said, my name is Steve Jumper, President and CEO of the Company. Joining me on the call is Christina Hagan, Executive Vice President and Chief Financial Officer.

As in the past, today’s call will be presented in three segments. Following the opening remarks Chris will discuss our financial results. I will then return for an operations update, then open the call up for questions. The call is scheduled for 30 minutes and, as in the past, we will not provide any guidance during the course of the call.

At this point I will turn control of the call over to Chris Hagan, CFO, to discuss our financial results.

Christina Hagan—Dawson Geophysical Company—EVP & CFO

Thank you, Steve. First, I will share our safe harbor provisions. In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 Dawson Geophysical Company cautions that statements made today in this conference call which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations.

These risks include, but are not limited to, the volatility of oil and natural gas prices; dependence upon energy industry spending; disruptions in the global economy; industry competitions, delays, reductions, or cancellations of service contracts; high fixed costs of operations; external factors affecting our crews such as weather interruptions and inability to obtain land access rights of way; whether we enter into turnkey or term contracts; productivity; limited number of customers; credit risk related to our customers; the availability of capital resources; and operational disruptions.

A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2011. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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AUGUST 01, 2012 / 02:00PM GMT, DWSN - Q3 2012 Dawson Geophysical Earnings Conference Call

During this conference call we will make references to EBITDA which is a non-GAAP financial measure. A reconciliation of the non-GAAP measure to the applicable GAAP measure can be found in our current earnings release, a copy of which is located on our website at www.dawson3d.com.

Let’s look at the numbers.

Dawson Geophysical today reported revenues of $68.348 million for the quarter ended June 30, 2012, compared to $98.033 million for the same quarter of fiscal 2011. Net income for the third quarter of fiscal 2012 increased 241% to $1.141 million compared to $334,000 in the same quarter ended June 30, 2011.

Earnings per share for the third quarter of fiscal 2012 were $0.15 compared to $0.04 for the third quarter of fiscal 2011. EBITDA for the third quarter of fiscal 2012 increased 18% to $10.437 million compared to $8.821 million for the quarter ending June 30, 2011.

Revenues for the nine months ended June 30, 2012, were $246.276 million compared to $249.023 million for the same period ended June 30, 2011. Net income for the nine months ended June 30, 2012, was $9.96 million, or $1.27 earnings per share, as compared to a net loss of $6.19 million, or $0.79 loss per share, for the same period of fiscal 2011.

Included in the third-quarter fiscal 2011 results were expenses of $1.465 million related to transaction costs reflected in the third fiscal quarter of 2012. There also was an increase in depreciation expense of $428,000 from the same period of fiscal 2011. The increase in depreciation expense is related to the Company’s investment in additional recording equipment, including channels, and additional energy source units during the past 18 months.

Steve?

Steve Jumper—Dawson Geophysical Company—President & CEO

Thank you, Chris. Let me begin by recapping our fiscal third quarter and nine-month’s highlights.

As Chris mentioned, in the third quarter and first nine months we generated a 241% increase in net income to $1.1 million, or $0.15 earnings per share, for the three-month period ended June 30, 2012, compared to net income of $334,000, or $0.04 earnings per share, for the corresponding 2011 period. We generated an 18% increase in EBITDA for the three-month period ended June 30, 2012, to $10.4 million compared to $8.8 million for the third quarter ended June 30, 2011.

We generated a 161% increase in EBITDA for the nine-month period ending June 30, 2012, to $38.9 million compared to $14.9 million for the year-ago nine-month period. We generated net income of $9.9 million, or $1.27 earnings per share, for the nine-month period ended June 30, 2012, compared to a net loss of $6.1 million, or $0.79 loss per share, for the comparable nine-month period of fiscal 2011.

We have strengthened our order book, which is capable of sustaining 14 crews, well into fiscal 2013 with current projects in the Permian Basin, Eagle Ford, Mississippi Lime of Oklahoma and Kansas, Niobrara, and a project in the Marcellus Shale. We are continuing our preparation to begin operations of one or two crews in Canada operating during the 2012/2013 winter season.

In addition, our balance sheet is strong with $69 million of working capital, $13 million of debt, and approximately $50 million of cash. We operate a very solid equipment base.

As anticipated in our second-quarter call, third-quarter utilization rates were negatively impacted by project preparation, permit, and client delays, most of which were beyond our control. In addition, we were subjected to weather and agricultural issues in several regions of the country. Approximately one-half of our crews were impacted. At the end of July we began to realize improvements in utilization rates and expect further improvement during the remainder of the fourth fiscal quarter.

Despite recent weakness in oil and gas prices, demand for our services remains strong. Our order book level is at a multi-year high and capable of sustaining 14 crews well into the first half of fiscal 2013. As we have stated in the past, our contracts can be cancelled, delayed, or modified on short notice and our results can vary due to weather, permits, and/or client delays among other factors.

Number of projects, project size, and client mix all continue to show increasing strength. In short, future growth opportunities remains strong despite recent dips in commodity prices.

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AUGUST 01, 2012 / 02:00PM GMT, DWSN - Q3 2012 Dawson Geophysical Earnings Conference Call

While revenue was down on a quarterly basis so, too, were third-party charges. Third-party charges, which are included in revenues, declined as a percentage of revenue during the third fiscal quarter of 2012 to a level more consistent with our historical average. Third-party charges include services such as helicopter support services, specialized survey technologies, and dynamite energy sources. All third-party charges are reimbursed by our clients.

The decline in third-party charges is primarily the result of our increasing geographic diversity and movement of operations towards the more open terrain of the western United States. It is also worth noting, as Chris previously mentioned, that both net income and EBITDA for the third quarter showed significant improvement from year-ago levels, up 241% and 18%, respectively.

For the nine-month period ended June 30, 2012, we generated nearly $10 million in net income compared to approximately a $6 million loss a year ago. EBITDA for the nine-month period increased 161%, or roughly $39 million, compared to $15 million in EBITDA in the year-ago period. These numbers clearly reflect growing demand for our services and continued improvement in crew productivity and efficiencies.

Not surprisingly, demand for our services is being driven primarily from oil- and liquid-rich plays, including the Bakken oil shale, the Eagle Ford, the Mississippi Lime of Kansas and Oklahoma, the Niobrara, and the Permian Basin. The increase in demand has further prompted our Board of Directors to set the Company’s CapEx budget at a robust $50 million.

At the end of third quarter we had spent or committed $42.5 million of the $50 million primarily on energy sources and equipment, including 19 INOVA vibrator energy source units, 10,500 additional OYO single-channel recording units, 3,000 stations of OYO GSR three-channel units, three-component geophones, additional conventional geophones, with the remainder to meet additional needs as they arise.

As of June 30, 2012, we owned over 36,000 OYO GSR single-channel recording units, 4,000 OYO GSR four-channel recording units, 3,000 OYO GSR three-channel recording units, and 7,000 three-component geophones. Our total cableless channel count is in excess of 61,000 and overall channel count is approximately 167,000. We own 168 vibrator energy source units.

As many of you know, in response to increasing demand we are seeing in Canada we opened an office in Calgary, Alberta, earlier this year. I am happy to announce that we recently appointed Jason Nelson as General Manager of our Calgary office. Jason will work in conjunction with Doug Schmidt, the President of our Canadian operations. Jason’s overall expertise and knowledge of the Canadian seismic market will help us maintain the strong Dawson brand and build our operations in the Canadian seismic market.

In closing, as we round out fiscal 2012 and look forward to the start of fiscal 2013, we are seeing increased opportunities. Needless to say, we are glad to have this quarter behind us but we are proud of the way our employees managed the difficult situations and are looking forward with great optimism.

Future visible growth remains solid. Exploration activity in oil- and liquid-rich regions of the US is strong. Improved efficiencies and gains in productivity combined with stronger contract terms is driving higher returns, and our balance sheet remains strong with $69 million of working capital, $13 million of debt, and approximately $15 million of cash.

I am confident that our commitment to our employees, our clients, and our shareholders will bring new opportunities for expansion and growth here at Dawson. With that, operator, we are ready for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Marshall Adkins, Raymond James.

Marshall Adkins—Raymond James—Analyst

Good morning. So Mr. Jumper, the utilization issues that you kind of highlight, could you give us more color on that? I know you mentioned the weather and the agricultural and other stuff, but help me to understand more specifically what was going on.

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AUGUST 01, 2012 / 02:00PM GMT, DWSN - Q3 2012 Dawson Geophysical Earnings Conference Call

And I guess, more importantly, the tone seemed to suggest it is going to get better next quarter. Why do those issues get better?

Steve Jumper—Dawson Geophysical Company—President & CEO

We had several projects that were scheduled in the beginning part or I would say the middle part of the third quarter that were subjected to some very difficult permit conditions. Part of that, Marshall, was a rollover of the improved efficiency we had in Q2. If you recall, we had a pretty strong Q2. We talked at that time about crew efficiency and crew productivity.

So we had a couple of things come together, I think, in the third-quarter timeframe. One was we were quite a bit more efficient and productive in the second quarter, which is a very good thing. That is a positive thing.

But that coupled with the few client delays that weren’t related to anything other than land and/or partnership agreements and some other permit delays put some holes in our schedule. What we have learned is that our productivity and efficiency has improved to the point that we probably believe we have more capacity within our operation than we probably even originally thought.

Going forward, we have probably got somewhere around 10 crews back working. As I mentioned in the call, we had an impact on about half the crews at some point during the quarter, particularly starting at about mid-May. We believe we will have another couple of crews going back here in the next week to 10 days, and by some time the middle of August we expect that we will have 14 of them back up and running.

The permits have cleared up in a lot of areas. The client delays are not in play at this point. Still got a couple of places we are clearing up a few things. Our order book continues to improve, not just in terms of dollar amount, which we don’t disclose, or square miles, which we don’t disclose, but it is real important that we continue to have projects in the small to midsize range that you can use as stop-gap fillers in the event as you have these situations that we just went through.

And we believe that the order book has strengthened. There is some increased activity, particularly in the Permian Basin, by some smaller operators. Sometimes as cost of services and other parts of the sector go down smaller operators begin to see different opportunities and begin to look at getting seismic work ahead of the drilling commitments. We are seeing some smaller projects than the 25, 40, 50 square mile range that are much easier to get ready and much easier to be in a position to fill that hole.

We have always talked about the backlog not just being deep but wide in terms of project size, and we think that is improving. We are always going to be subjected to permit issues, weather issues, those types of things as we have always talked about, but I really feel like it is clearing up very positively. As I said, we expect to be back to full utilization.

A couple things have happened. We have moved out of a couple of areas that have significant agricultural activity, but we are also at the time of the year where some of that agricultural activity are past — planting and harvesting and all that kind of stuff. And so those things seemed to have eased.

We have some weather downtime protection. We have some standby protection, as we have talked about in the past, but those are never full margin type protections. So we are very optimistic. We see a lot of requests for proposals as we kind of begin to take a little bit of pause I think in maybe some other oilfield service areas.

We are very small — the seismic budget is a very small part of an overall capital budget, and we are beginning to see more of our clients think, well, we probably need to get good quality, high-resolution seismic data. We got the land positions. Maybe drilling slows down, maybe it doesn’t, but we really need to understand what we are drilling so we drill more effectively and more wisely. So I think we are starting to see some of that come into play, Marshall.

Marshall Adkins—Raymond James—Analyst

All right. You mentioned that your capacity may be higher than you were thinking before. Is that because of this new OYO equipment, or is that OYO equipment giving you better visualization of the subsurface? So I guess what I am asking is is it more efficiency oriented or is it more visualization oriented?

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AUGUST 01, 2012 / 02:00PM GMT, DWSN - Q3 2012 Dawson Geophysical Earnings Conference Call

Steve Jumper—Dawson Geophysical Company—President & CEO

Overall crew efficiency levels have increased quite dramatically here in the last nine months to a year. There is no question that the cableless systems, the cableless equipment allows you to operate in a wide variety of terrains and permit-restricted areas that are very difficult on a cable crew.

We are seeing great improvement in crew productivity because of the OYO equipment. That is not the only thing that is in play. We have talked at length in years past, Marshall, that there are no two 3-D surveys that look alike. We have always tried to have someone pin us down on pricing questions and pin us down on what does one square mile of 3-D cost. And we have always said, well, it depends.

We have also talked about on a go-forward basis about the need for higher resolution images, increased channel count, different ways that we are utilizing energy sources. And so what we have had happen in conjunction with the OYO equipment is we have seen increased channel counts, we have seen tighter grids where we have less source effort but more sources in a particular area, more channel count. All those things build together for gained efficiencies.

Your ability to shoot not just X number of VPs in a day. That is not the measure; it is how many square miles can you do in a day. And so there is some technological changes that are in play. We are certainly a big believer in the OYO system and we will continue on that platform going forward, but there is some operational and technical issues related to how we are actually acquiring data, particularly as you get into the Permian Basin and the Mississippi Lime and to a certain degree the Bakken.

So I think we are learning how to handle channel count better. We have talked about that in the past. It is not uncommon to come out of a downturn and have a growth in channel count. We saw it in the ‘90s; we saw it in the early 2000s. There is a process of understanding the number of people involved, the cost structure.

We are always kind of running behind the cost structure, and I think our people have a much better handle and idea on how to handle some of this stuff. So I think there are several factors in there.

Marshall Adkins—Raymond James—Analyst

All right. Thanks, Steve.

Steve Jumper—Dawson Geophysical Company—President & CEO

Thanks, Marshall.

Operator

Georg Venturatos, Johnson Rice.

Georg Venturatos—Johnson Rice—Analyst

Morning, guys. Steve, appreciate that color on kind of the outlook over the next quarter and into 2013. I was wondering if you could maybe just give us a little more detail on current pricing and contract terms over the last quarter and what you kind of see looking out, too.

Steve Jumper—Dawson Geophysical Company—President & CEO

Georg, I don’t think we have seen any significant changes one way or the other in pricing and/or contract terms. I think we are pretty comfortable with the current pricing environment. Activity level is high, bid activity is high.

We probably have a better understanding of, as I told Marshall, actual operating costs on high channel count crews and efficiency ratings. Most of what we are doing right now is turnkey. We have said before that in the turnkey world there is a greater upside in terms of margin, but there is greater risk.

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AUGUST 01, 2012 / 02:00PM GMT, DWSN - Q3 2012 Dawson Geophysical Earnings Conference Call

Once permits clear up, and we believe they are clearing and getting better — that is probably not a fair statement. Permitting is always going to be difficult in the environment that we are working in today, but we think the projects we are on currently or moving onto the permitting situation is getting better. And we think the width of the backlog in terms of project size is getting better.

So we are in areas where turnkey projects can work very, very nicely and I think pricing is flat over the last quarter. Contract terms are still good. Haven’t seen a whole lot of movement, certainly no weakness in that. But I think the value that we are adding to our clients and the images we are providing, cost is actually coming down on a per-unit-of-data measurement and the images are improving.

I believe that we are in areas of operation where turnkey works nicely. We have weather risk, not like you do back East. We have more operational eases, so I am pretty optimistic going forward.

I think this has been a tough go. I am real proud of our folks and the way they handled it. The way they managed their way through it and the way they rescheduled and moved equipment around to increase the size of some crews on some turnkey projects.

But I think at some point you think was Q2 a perfect storm; I don’t think so. I think Q3 might have been a perfect storm on a negative side. But I think we could, given continued strength in the market and the areas we are operating in and what we are seeing currently as of today, I think we can — Q2 kind of stuff is not out of the question going forward. But I certainly don’t think it’s in this quarter.

Georg Venturatos—Johnson Rice—Analyst

Okay, great. Then just getting back to your equipment base, obviously we have seen the benefits of cableless with crew efficiency. Looking forward and taking into account what your order book likes in terms of where projects may be placed, what makes sense in terms of a potential target as a percentage of cableless to your overall channel count?

Steve Jumper—Dawson Geophysical Company—President & CEO

We have actually increased the cableless count to — I am not a mathematician, but we are a little bit north of 30%. We are somewhere in the 40% range of the overall base.

Now about another 30%, or maybe 25% of that is the RSR recording equipment which is somewhere in between a cable system and a cableless system. Doesn’t have quite the flexibility that the OYO GSR has, but has added flexibility point in addition to cable.

Cable equipment is still going to have its use. We are keeping it fully deployed and it is doing quite well on its own. I think what you will see us continue to do, Georg, on a go-forward basis is continue to increase, as we purchase additional OYO equipment either as expansion of channel count on existing GSR crews or as a replacement on a cable or RSR crew, you will see that RSR and cable equipment move to other crews and increase the channel count of those crews.

So there is no question I think there will be more investment in the future on cableless equipment, an increase in the overall channel count, and a redeployment of those existing assets to other crews. I would add that in Canada I think we have got a great opportunity to use some cableless equipment, but we also have extended possibilities with the multichannel boxes doing some more multi-component type recording.

We have got two, actually three fairly large channel count, station count, multi-component jobs coming up. And so I think we will continue to see — hopefully, as we continue to improve image and work towards a greater understanding of these reservoirs I think we are going to see greater use of multi-component type work. I think the investment could be parallel to single-channel and multichannel boxes with the majority of it going single channel.

We are coming up on the end of our 2012 budget. Our fiscal year end is September 30. My guess is that we will come back, like we have in years past, and we will look at our needs and come up with $20 million, $30 million of initial CapEx and expand it during the course of fiscal 2013 as needs present themselves.

Georg Venturatos—Johnson Rice—Analyst

Great. Appreciate the answer, Steve.

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AUGUST 01, 2012 / 02:00PM GMT, DWSN - Q3 2012 Dawson Geophysical Earnings Conference Call

Steve Jumper—Dawson Geophysical Company—President & CEO

Thanks, Georg.

Operator

AJ Strasser, Cooper Creek Partners.

AJ Strasser—Cooper Creek Partners—Analyst

Steve, how are you? Thanks for taking my question. So let me just start by asking how we should think about what normal margins are in your business. Had things been working are we looking at kind of EBITDA margins in the low 20%s?

Steve Jumper—Dawson Geophysical Company—President & CEO

AJ, as you know, it is always very difficult for us to give any guidance on a go-forward basis, whether it is gross margin or EBITDA margin. I think on a gross margin basis we have been — this one comes in somewhere around 19% or so. We were at 24% last quarter.

I think our historical has been in the upper 20%s in what I guess people call “up-cycles”. I think that is certainly achievable. We are still working through some Q4, as we mentioned, utilization issues. We are slowly getting back to work there in towards the end of July, and we will see utilization improve during the quarter.

It is all going to be a matter of utilization and third-party charges. I think those are going to be the big factors in calculating the overall gross and EBITDA margins. We think third-party numbers are back to historical ranges of 25% to 35%, down from the 40%, 45% range, almost 50% range that we got into in 2010 and early part of 2011. And so I think, given the conditions we see today, I would certainly think gross margins back in the historical area of 25%, upper 20%s is possible, but we still got a little bit of work to do in Q4.

AJ Strasser—Cooper Creek Partners—Analyst

Is that possibility premised on, as you said, an upcycle where the market continues to get stronger, or from where we stand today is that what you are seeing?

Steve Jumper—Dawson Geophysical Company—President & CEO

I think we certainly see that as a potential where we are today. We are in a turnkey world right now. We have got a few dayrate possibilities, but for the most part we are turnkey.

I am not worried at all about our crew’s productivity and efficiency. I don’t have a whole lot of worry about pricing. I think it is strong. You always like it to see better, but our industry has always been built on faster, better, and more cost effective and I think we are getting all that.

These projects get larger. The good thing about large projects is you can build in a lot of efficiency. The bad issues is that they are hard to get ready. So we are going to deal with permits and we are going to deal with weather and we are going to deal with all of those other types of things, but given normal conditions I feel like what we did on a margin basis in Q2 in the past is certainly achievable. But I would hesitate to pick a time when we think that could happen.

AJ Strasser—Cooper Creek Partners—Analyst

Can you elaborate a little bit on the client delays that you mentioned? Were any of those client delays related to the volatility that we saw in commodity prices over the last six months?

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AUGUST 01, 2012 / 02:00PM GMT, DWSN - Q3 2012 Dawson Geophysical Earnings Conference Call

Steve Jumper—Dawson Geophysical Company—President & CEO

I do not believe so. Those projects have come back around. They are still in the queue. Some of them were related to bringing on a partner, expanding the project, acquiring land position — there were a whole lot of factors. They were not related to any one particular client, nor were they related to any concern about recent commodity prices, in my opinion.

AJ Strasser—Cooper Creek Partners—Analyst

Then, lastly, can you elaborate on some of the traction that you are making as you enter the Canadian markets? How do you see margins on the Canadian side? Granted there is more seasonality there versus the US.

And then maybe you can talk a little bit about some of the challenges and opportunities you are seeing in entering that market, as I think it operates a little bit differently than the US.

Steve Jumper—Dawson Geophysical Company—President & CEO

A very fair question. We are moving into the Canadian market slowly. We understand and we believe that margins in the peak season are pretty strong in the Canadian market.

We think we have a very solid, well-recognized brand name. We have been around a long time. It is a new step for us, moving into that market.

Very excited about the people we have onboard. We think Doug and Jason have very good reputations and will do well. It is not an easy market — there is never an easy market to move into.

We are not going to go in trying to do a whole lot. Our goal and ambition would be to get one or two crews working up there this season, get our feet wet. We are obviously very interested in the financial performance of that market. We understand the seasonality. We think we can move resources back into the States and on a 14-crew basis absorb those resources.

We understand the seasonality. We are excited about it, but we are probably more interested in doing it right and getting the right project and the right time and performing very well and build that over time. So we are not going to put any guidance on that in any way, shape, or form, AJ, but I think over time it will be a positive for our company.

AJ Strasser—Cooper Creek Partners—Analyst

You talked about this season, when do you expect it to — what quarter should we start to see revenues from the Canadian operations?

Steve Jumper—Dawson Geophysical Company—President & CEO

I am by no means an expert in that market, AJ, but my understanding is sometime around the November timeframe you start to see activity and sometime around March, late March timeframe you will be out. And so we think there is some opportunities for us to get a crew or two working. What size and scale those crews will be working and what type or crews they will be are yet to be determined.

We are getting some requests for proposals and we are talking to a variety of potential clients up there, but we are just moving slowly. We are getting staffed up on a key personnel position quite well we think, and we will just have to wait and see.

AJ Strasser—Cooper Creek Partners—Analyst

Thank you for taking my questions.

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AUGUST 01, 2012 / 02:00PM GMT, DWSN - Q3 2012 Dawson Geophysical Earnings Conference Call

Operator

(Operator Instructions) Gary Lenhoff, Great Lake Advisors.

Gary Lenhoff—Great Lakes Advisors—Analyst

Thank you, Steve, and good morning. You actually just answered the question I had so thanks.

Steve Jumper—Dawson Geophysical Company—President & CEO

Thank you. That was an easy one. Ask those anytime.

Gary Lenhoff—Great Lakes Advisors—Analyst

I will be back next quarter.

Steve Jumper—Dawson Geophysical Company—President & CEO

So will I.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Steve Jumper for any closing remarks.

Steve Jumper—Dawson Geophysical Company—President & CEO

Thank you, Sue. We would like to thank all of you for participating in our call. We would like to thank our clients, employees, and shareholders for their continued support and trust, as always.

And we want to mention that we will be presenting at the Enercom Oil & Gas Conference on August 13 in Denver and there will be a webcast available of that presentation on our website. Thank you and we will talk to you next quarter.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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AUGUST 01, 2012 / 02:00PM GMT, DWSN - Q3 2012 Dawson Geophysical Earnings Conference Call

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